Exhibit 2.1

CONFIDENTIAL

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of July 10, 2023, is made by and between Global Business Travel Group, Inc., a Delaware corporation (f/k/a Apollo Strategic Growth Capital) (“PubCo”), and GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey (“JerseyCo” and, together with PubCo, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Business Combination Agreement (as defined below).

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 2, 2021 (as amended from time to time, the “Business Combination Agreement”); and

WHEREAS, pursuant to and in accordance with Section 10.11 of the Business Combination Agreement, the Parties desire to modify and amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments to existing provisions of the Business Combination Agreement. Sections 2.7(a), 2.7(b), 2.7(c) and 2.7(e) of the Business Combination Agreement are hereby deleted in their entirety from the Business Combination Agreement and replaced with the following:

(a)           If, at any time during the five (5) years following the Closing Date, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i)               (x) one-half of the OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor, and (y) one-half of the OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor; and

(ii)              Acquiror shall promptly issue to (x) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), a number of shares of Domesticated Acquiror Class A Common Stock equal to one-half of the number of shares of OpCo C Ordinary Shares held by such equityholder and (y) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)), a number of shares of Domesticated Acquiror Class A Common Stock equal to one-half of the number of shares of OpCo C Ordinary Shares held by such equityholder (and, in the case of Legacy Company MIP Options, subject to the same time-vesting conditions, if any, that apply to the corresponding OpCo C Ordinary Shares immediately prior to the First Earnout Achievement Date; provided that a number of OpCo C Ordinary Shares shall be subject to net-settlement in respect of any applicable withholding Taxes due upon the issuance of Domesticated Acquiror Class A Common Stock).

(b)           If, at any time during the five (5) years following the Closing, the VWAP of Domesticated Acquiror Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)               (x) the remaining OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor and (y) the remaining OpCo C Ordinary Shares held by any equityholder of the Company on account of such equityholder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)) shall automatically and without further action on the part of any Person (subject to applicable Law) be redeemed and cancelled for no consideration therefor; and

(ii)              Acquiror shall promptly issue to (x) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares), a number of shares of Domesticated Acquiror Class A Common Stock equal to the number of OpCo C Ordinary Shares held by such equityholder on the Second Earnout Achievement Date and (y) each holder of OpCo C Ordinary Shares who held such OpCo C Ordinary Shares on account of such holder’s pre-Closing ownership of Legacy Company MIP Options or Company MIP Shares (excluding any Company MIP Shares that are redeemed and cancelled for cash consideration pursuant to Section 2.1(f)), a number of shares of Domesticated Acquiror Class A Common Stock equal to the number of OpCo C Ordinary Shares held by such equityholder on the Second Earnout Achievement Date (and, in the case of Legacy Company MIP Options, subject to the same time-vesting conditions, if any, that apply to the corresponding OpCo C Ordinary Shares immediately prior to the Second Earnout Achievement Date; provided that a number of OpCo C Ordinary Shares shall be subject to net-settlement in respect of any applicable withholding Taxes due upon the issuance of Domesticated Acquiror Class A Common Stock).

(c)          For the avoidance of doubt, the holders of Company Ordinary Shares (after giving effect to the actions contemplated by Section 2.1(b) with respect to Company Preferred Shares and Section 2.1(c) with respect to Company Profit Shares) shall be entitled to receive the shares of Domesticated Acquiror Class A Common Stock described in Section 2.7(a) and Section 2.7(b) only upon the occurrence of the First Earnout Achievement Date and the Second Earnout Achievement Date, respectively.

(e)           Each of (i) the Domesticated Acquiror Class A Common Stock price targets set forth in Section 2.7(a), Section 2.7(b) and Section 2.7(d) and (ii) the number of shares of Domesticated Acquiror Class A Common Stock to be issued pursuant to Section 2.7(a), Section 2.7(b) and Section 2.7(d) shall be equitably adjusted for stock splits, reverse stock splits, dividends (cash or stock), reorganizations, recapitalizations, reclassifications, combinations or other like changes or transactions with respect to the OpCo B Ordinary Shares, shares of Acquiror Class B Common Stock and Domesticated Acquiror Class A Common Stock occurring after the Closing (other than the Transactions).

2.	Additional provisions of the Business Combination Agreement. The following provisions are hereby added as Section 2.7(h) and 2.7(i) of the Business Combination Agreement:

(h)          Dividends. Notwithstanding anything herein to the contrary but subject at all times to the Law, if at any time the directors of Acquiror declare a dividend or other distribution on the outstanding Acquiror Class A Common Stock, and any OpCo C Ordinary Shares remain issued and outstanding as of the record date of such dividend or distribution (the “Specified Record Date”), then Acquiror shall, on the payment date for such dividend or distribution (the “Specified Payment Date”), either (i) if, as of the applicable Specified Payment Date, OpCo C Ordinary Shares that were outstanding as of the applicable Specified Record Date have, in connection with an Earnout Achievement Date, been cancelled (subject to Acquiror’s obligation under Section 2.7 to issue Acquiror Class A Common Stock to the holders of such cancelled OpCo C Ordinary Shares upon the occurrence of an Earnout Achievement Date), in each case in accordance with the terms of this Agreement, then Acquiror shall pay an amount per share equal to the per share amount of such dividend or distribution declared by the directors of Acquiror in respect of Class A Common Stock (the “C Ordinary Shares Dividend Amount”) on the Specified Payment Date to the holders of such C Ordinary Shares as of the Specified Record Date or (ii) with respect to any OpCo C Ordinary Shares that remain outstanding as of the applicable Specified Payment Date, in lieu of paying the C Ordinary Shares Dividend Amount directly to the holders of such OpCo C Ordinary Shares, set aside or reserve for payment an amount equal to such C Ordinary Shares Dividend Amount in respect of each such outstanding OpCo C Ordinary Share (the “Reserve Amount”), which Reserve Amount shall be paid to such holders of OpCo C Ordinary Shares, if at all, only upon the occurrence of a subsequent Earnout Achievement Date with respect to such Shares. If an Earnout Achievement Date does not occur between a Specified Payment Date on which a Reserve Amount is established and the five (5) year anniversary of the Closing Date, any amounts in the Reserve Amount with respect to such OpCo C Ordinary Shares shall automatically be released to Acquiror, and the right to receive the C Ordinary Shares Dividend Amount in respect of any OpCo C Ordinary Share that remains outstanding as of the five (5) year anniversary of the Closing Date shall be deemed to have expired.

(i)            In the event of a winding up of JerseyCo pursuant to Article 29 of the Company Articles of Association, Acquiror shall pay the holders of OpCo C Ordinary Shares all amounts due under Article 29.2 of the Company Articles of Association to such holders of OpCo C Ordinary Shares, subject to the terms and conditions of Article 29.2 of the Company Articles of Association.

3.	Rights of Third Parties. Notwithstanding anything to the contrary in the Business Combination Agreement, holders of OpCo C Ordinary Shares are intended third-party beneficiaries of, and may enforce, Section 2.7 thereof.

4.	Remaining Effect. Except as expressly set forth herein, the terms, covenants, provisions and conditions of the Business Combination Agreement shall remain unmodified and continue in full force and effect.

5.	Miscellaneous. This Amendment shall be subject to Sections 10.2-10.8 and Sections 10.10-10.16 of the Business Combination Agreement, which are incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer and Global Head of Mergers & Acquisitions and Compliance and Corporate Secretary

GBT JERSEYCO LIMITED

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]